P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Chuck Sulerzyski
January 23, 2017		President and CEO
(740) 374-6163

PEOPLES BANCORP INC. ANNOUNCES RETIREMENT OF DANIEL MCGILL; DOUGLAS V. WYATT APPOINTED CHIEF COMMERCIAL BANKING OFFICER

MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (NASDAQ: PEBO) today announced that Daniel K. McGill will retire from his positions with Peoples and its banking subsidiary, Peoples Bank, effective March 31, 2017. Mr. McGill has served as Executive Vice President, Chief Commercial Banking Officer of Peoples and Peoples Bank since 2009. With the announcement of Mr. McGill’s retirement, each of the Peoples Board of Directors and the Peoples Bank Board of Directors has appointed Douglas V. Wyatt to serve in the position of Executive Vice President, Chief Commercial Banking Officer of Peoples and Peoples Bank, respectively, in each case effective April 1, 2017.
“On behalf of all the associates of Peoples, I want to thank Dan for his hard work and outstanding leadership over these past eight years,” said Chuck Sulerzyski, Peoples’ President and Chief Executive Officer. “He led our commercial banking business through the turmoil of the Great Recession to the significant changes and growth that followed. We wish him all the best in his retirement.”
Commenting on the succession of Mr. Wyatt to the Chief Commercial Banking Officer position, Mr. Sulerzyski said, “I am delighted that Doug will be joining our executive management team. He will bring a tremendous amount of knowledge and experience to the position, and he has proven himself to be an excellent leader and manager in his prior commercial banking roles.”
Mr. Wyatt has nearly 30 years of experience in the financial services industry and an extensive background in finance and accounting. He joined Peoples Bank in April of 2016 as Executive Vice President - Commercial Banking, reporting to Mr. McGill. In that role, he has led Peoples’ commercial line of business efforts in the central and southeastern portions of Ohio, as well as in West Virginia and Kentucky. Prior to joining Peoples Bank, Mr. Wyatt had served as Executive Vice President, Senior Commercial Banker, for Fifth Third Bank in Cincinnati, Ohio since 2006. In that role, he led commercial banking for Central and Southeast Ohio, Eastern Kentucky and West Virginia and reported to Fifth Third Bank’s Central Ohio President. Mr. Wyatt is a graduate of the University of Delaware’s Stonier Graduate School of Banking, and he earned his Masters in Business Administration degree from the University of Cincinnati and his Bachelor of Business Administration degree from Miami (Ohio) University.
Peoples is a diversified financial products and services company with $3.4 billion in assets, 79 sales offices, including 71 full-service bank branches, and 78 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its subsidiaries - Peoples Bank and Peoples Insurance Agency, LLC. Peoples’ common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.

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